Exhibit (e)(6)

STANDSTILL AND CONFIDENTIALITY AGREEMENT

March 16, 2007

Lexington Realty Trust

One Penn Plaza, Suite 4015

New York, New York 10119-4015

Attention:

Ladies and Gentlemen:

Wells Real Estate Investment Trust, Inc. (the “Company”) understands that you are interested in reviewing certain information related to a portfolio of properties owned by the Company (the “Properties”). In connection with your consideration of such a possible negotiated transaction, the Company is prepared to make available to you certain information concerning the Properties. As a condition to such information being furnished to you and your directors, officers, partners, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers, financing sources and financial advisors) (collectively, “Representatives”), you agree to treat any information concerning the Company and the Properties (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication or storage medium) that is furnished to you or to your Representatives now or in the future by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth. When used in this letter agreement, references to the Company include Wells Real Estate Investment Trust, Inc. and/or its subsidiaries, affiliates, divisions and joint ventures, as applicable.

The term “Evaluation Material” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or documents prepared by you or your Representatives that contain, reflect or are based, in whole or in part, on the information furnished to you or your Representatives pursuant hereto. The term “Evaluation Material” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this letter agreement, (ii) was within your or your Representatives possession prior to its being furnished to you by or on behalf of the Company pursuant hereto, provided that the source of such information was not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its Representatives with respect to such information or (iii) becomes available to you on a nonconfidential basis from a source other than the Company or any of its Representatives, provided that such source is not known to you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its Representatives with respect to such information.

You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible negotiated transaction between the Company and you, that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) you may make any disclosure of such information to which the Company gives its prior written consent; (ii) any of such information may be disclosed to your Representatives who need to know such information for the sole purpose of evaluating a possible negotiated transaction with the Company, who agree to keep such information confidential and who agree to be bound by the terms hereof; and (iii) you may make disclosure of such information as required by applicable law, provided that you notify the Company prior making any such disclosure in order to allow the Company to seek confidential treatment of such information or other appropriate remedy, if applicable. In any event, you shall be responsible for any breach of this letter agreement by any of your Representatives.

In addition, you agree that, without the prior written consent of the Company, you will not and you will direct your Representatives not to disclose to any other person (other than your Representatives) (i) the fact that discussions or negotiations may take place, are taking place or have taken place concerning a possible transaction involving the Company or any of the terms, conditions or other facts with respect thereto, including the status thereof, (ii) the existence of the terms of this letter agreement or (iii) that you or your Representatives have received or produced any Evaluation Material; provided, however, that any disclosure prohibited by this paragraph may be made to the extent that such disclosure is required to be made by you in order to avoid violating applicable law; and provided further, that you will notify and consult with the Company prior to making such disclosure. The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in a legal proceeding, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, legally compelled to disclose Evaluation Material or else stand liable for contempt or suffer other censure or penalty, you or your Representatives may, without liability hereunder, disclose to the person compelling disclosure only that portion of the Evaluation Material which you believe in good faith after consultation with outside counsel is required to be disclosed, provided that you or your Representatives exercise reasonable best efforts to preserve the confidentiality of the Evaluation Material and to cooperate with the Company in seeking to obtain a protective order or other assurance that confidential treatment will be accorded the Evaluation Material by such person.

The Company (directly or through its Representatives) may elect at any time to terminate further access by you to Evaluation Material. At any time upon the request of the Company for any reason, you will promptly deliver to the Company all Evaluation Material (and all copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto except as required by law or judicial or investigative process. In the event of such a decision or request, all other Evaluation Material prepared by you or your Representatives shall be destroyed and no copy thereof shall be retained except as required by law or judicial or investigative process, other than archived copies retained pursuant to your existing document retention and information technology policies. Notwithstanding the return, destruction or retention of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

You understand and acknowledge that none of the Company or any of its Representatives (including without limitation any of the Company’s directors, officers, employees, or agents) make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that none of the Company or any of its Representatives (including without limitation any of the Company’s directors, officers, employees or agents) shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties that are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of two years from the date hereof, neither you nor any of your affiliates will solicit to employ any of the current officers or employees of the Company with whom you have had contact or who became known to you during the period of your investigation of the Company without obtaining the prior written consent of the Company, except that you shall not be precluded from hiring any such officer or employee who (i) initiates discussions regarding such employment without any direct or indirect solicitation by you, (ii) responds to a public advertisement placed by you, or (iii) has been terminated by the Company prior to commencement of employment discussion with you.

You acknowledge that, in your examination of the Evaluation Material, you will have access to material non-public information concerning the Company. You agree that, for a period of one year from the date of this letter agreement, unless such shall have been specifically invited in writing by the Company, neither you nor any of your affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”)), directors, officers or employees will in any manner, directly or indirectly, (a) effect or seek, offer or propose to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) of the Company or any of its affiliates, or acquisition of assets of the Company or any of its affiliates; (ii) any tender or exchange offer, merger or other business combination involving the Company or any of its affiliates; (iii) any recapitalization, restructuring, liquidation, dissolution or any other extraordinary transaction with respect to the Company or any of its affiliates; or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company or any of its affiliates; (b) form, join or in any way participate in a “group” with respect to the Company or any of its affiliates (as defined under the 1934 Act); (c) except as otherwise specifically provided in this letter agreement, take any action that might force the Company or any of its affiliates to make a public announcement regarding any of the types of matters set forth in (a) above; or (d) enter into any discussions or arrangements with any person with respect to any of the foregoing. For purposes of this paragraph, the term “affiliate” when used in relation to the Company includes affiliates as defined under the 1934 Act. The obligations of this paragraph shall terminate upon the acquisition, merger or consolidation of, or other business combination or similar transaction involving, the Company or the acquisition of all or substantially all of the Company’s assets or businesses. In the event that discussions regarding a negotiated transaction involving the Properties cease, nothing in this letter agreement shall preclude either party from initiating discussions on a non-public basis with the other party regarding a possible negotiated transaction or any other discussions on non-public basis in the ordinary course of business with their existing relationships. You will be released from (x) the obligations of this paragraph and (y) the other obligations under this letter agreement (in the case of such other obligations, to the extent necessary to comply with any requirements of law in making a competing offer) in the event that (a) the Company and any person or group (i) have entered into or announced their intention to enter into an agreement that, if consummated, would result in that person or group, directly or indirectly, acquiring control of the Company (in any manner) or acquiring all or substantially all of the business or assets of the Company, or (ii) otherwise engage in any transaction that would result in a change of control of the Company, (b) a third party or group has publicly announced an offer to acquire (in any manner), directly or indirectly, (i) control of the Company or its board of directors (including without limitation, through the solicitation of proxies), (ii) voting securities of the Company with a purpose or effect of changing or influencing control of the issuer, or in connection with or as a participant in any transaction having that purpose or effect, including any transaction subject to Rule 13d-3(b) under the 1934 Act, or (iii) all or substantially all of the business or assets of the Company, or (c) the Company lists any class of its voting securities on a national securities exchange.

You understand and agree that no contract or agreement providing for any transaction involving the Company shall be deemed to exist between you and the Company unless and until a final definitive agreement has been executed and delivered. You also agree that unless and until a final definitive agreement regarding a transaction between the Company and you has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a transaction between the Company and you, and to terminate discussions and negotiations with you at any time. You further understand that unless or until a final definitive agreement regarding a transaction between the Company and you has been executed and delivered (i) the Company and its Representatives shall be free to conduct any process for any transaction involving the Company and the Properties, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person), (ii) any procedures relating to such process or transaction may be changed at any time without notice to you or any other person, and (iii) you shall not have any claims whatsoever against the Company, its Representatives or any of their respective directors, officers, shareholders, affiliates or agents arising out of or relating to any transaction involving the Company (other than those as against the parties to a definitive agreement with you in accordance with the terms thereof). Neither this paragraph nor any other provision in this letter agreement can be waived or amended except by written consent of the Company, which consent shall specifically refer to this paragraph (or such provision) and explicitly make such waiver or amendment.

It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or in equity to the Company.

This letter agreement is for the benefit of the Company, its directors, officers, affiliates, shareholders and Representatives, and you and shall be governed by and construed in accordance with the laws of the State of Georgia. The parties hereto hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the United States of America located in the State of Georgia for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and you agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the addresses set forth above shall be effective service of process for any action, suit or proceeding brought against any party in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby, in the courts of the United States of America located in the State of Georgia, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

This letter agreement shall expire two years from the date hereof.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours, WELLS REAL ESTATE INVESTMENT TRUST, INC.

/s/ Douglas P. Williams
Name: Douglas P. Williams Title: Executive Vice President

Accepted and agreed as of the date first written above: LEXINGTON REALTY TRUST

/s/ Joseph S. Bonventre
Name: Joseph S. Bonventre Title: Senior Vice President

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